Ethan Allen Interiors Inc.				EXHIBIT 99.2
GAAP Reconciliation
Three and Nine Months Ended March 31, 2008 and 2007
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March		March
	2008	2007	2008	2007

Net Income / Earnings Per Share
Net income	$8,846	$17,499	$46,972	$48,743
Add: restructuring and impairment charge (credit), net of
related tax effect	2,516	(115)	2,516	8,486
Net income (excluding restructuring and impairment
charge (credit))	$11,362	$17,384	$49,488	$57,229

Earnings per basic share	$0.31	$0.55	$1.59	$1.54
Earnings per basic share (excluding restructuring and
impairment charge (credit))	$0.39	$0.55	$1.68	$1.80
Basic weighted average shares outstanding	28,909	31,656	29,461	31,736

Earnings per diluted share	$0.30	$0.54	$1.58	$1.50
Earnings per diluted share (excluding restructuring and
impairment charge (credit))	$0.39	$0.54	$1.67	$1.76
Diluted weighted average shares outstanding	29,049	32,352	29,685	32,495

Consolidated Operating Income / Operating Margin
Operating income	$15,580	$28,087	$76,874	$78,846
Add: restructuring and impairment charge (credit)	3,993	(180)	3,993	13,442
Operating income (excluding restructuring and impairment
charge (credit))	$19,573	$27,907	$80,867	$92,288

Net sales	$235,901	$246,539	$744,138	$746,781
Operating margin	6.6%	11.4%	10.3%	10.6%
Operating margin (excluding restructuring and impairment
charge (credit))	8.3%	11.3%	10.9%	12.4%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$26,676	$31,862	$79,832	$73,423
Add: restructuring and impairment charge (credit)	-	(180)	-	13,442
Wholesale operating income (excluding restructuring and
impairment charge (credit))	$26,676	$31,682	$79,832	$86,865

Wholesale net sales	$156,269	$171,906	$468,522	$493,208
Wholesale operating margin	17.1%	18.5%	17.0%	14.9%
Wholesale operating margin (excluding restructuring and
impairment charge (credit))	17.1%	18.4%	17.0%	17.6%

Retail Operating Income / Operating Margin

Retail operating income (loss)	$(8,544)	$(94)	$(1,294)	$8,540

Add: restructuring and impairment charge (credit)	3,993	-	3,993	-

Retail operating income (excluding restructuring and
impairment charge (credit))	$(4,551)	$(94)	$2,699	$8,540

Retail net sales	$172,779	$167,724	$548,112	$511,104

Retail operating margin	-4.9%	-0.1%	-0.2%	1.7%

Retail operating margin (excluding restructuring and
impairment charge (credit))	-2.6%	-0.1%	0.5%	1.7%

EBITDA

Net income	$8,846	$17,499	$46,972	$48,743
Add: interest expense (income), net	2,173	1,158	5,256	2,876
Add: income tax expense	5,195	10,000	27,587	28,469
Add: depreciation and amortization	5,991	5,818	18,077	17,241
EBITDA	$22,205	$34,475	$97,892	$97,329
Net sales	$235,901	$246,539	$744,138	$746,781
EBITDA as % of net sales	9.4%	14.0%	13.2%	13.0%

EBITDA	$22,205	$34,475	$97,892	$97,329
Add: restructuring and impairment charge (credit)	3,993	(180)	3,993	13,442
EBITDA (excluding restructuring and impairment charge (credit))	$26,198	$34,295	$101,885	$110,771
Net sales	$235,901	$246,539	$744,138	$746,781
EBITDA as % of net sales (excluding restructuring and impairment charge (credit))	11.1%	13.9%	13.7%	14.8%